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[ING LOGO]
                                  Exhibit 99-2
                         Opinion and Consent of Counsel


AMERICAS

US Legal Services

Kimberly J. Smith
Chief Counsel
(610) 425-3427
Kim.Smith@ingva.com


April 24, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Attention:  Filing Desk

Re: ReliaStar Select(*)Life Variable Account of ReliaStar Life Insurance Company
    Post-Effective Amendment No. 2 to the Registration Statement on Form S-6 Prospectus Title: Variable Accumulation Design(SM)
    File Nos. 333-47094 and 811-04208

Ladies and Gentlemen:

The undersigned serves as counsel to ReliaStar Life Insurance Company, a Minnesota life insurance company (the "Company"). It is my understanding that the Company, as depositor, has registered an indefinite amount of securities under the Securities Act of 1933 as provided in Rule 24f-2 under the Investment Company Act of 1940.

In connection with this opinion, I have reviewed, or supervised the review of, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-6 (File No. 333-47094). This filing describes the Variable Accumulation Design(SM) flexible premium variable life insurance policies (the "Policies") offered by the Company through its ReliaStar Select(*)Life Variable Account (the "Account"). I have also examined, or supervised the examination of, originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, it is my opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Minnesota.

2. The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Minnesota.

3. The assets of the Account will be owned by the Company. Under Minnesota law and the provisions of the Policies, the income, gains and losses, whether or not realized from assets allocated to the separate account, must be credited to or charged against such Account, without regard to other income, gains or losses of the Company.

4. The Policies provide that assets of the Account may not be charged with liabilities arising out of any other business the Company conducts, except to the extent that assets of the Account exceed its liabilities arising under the Policies.

5. The Policies, when issued in accordance with the Prospectus constituting a part of the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their respective terms.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/ Kimberly J. Smith

Kimberly J. Smith



West Chester Site                            ING North America Insurance Company
1475 Dunwoody Drive
West Chester, PA 19380-1478